UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Distribución & Servicio D&S S.A.

(Name of Issuer)

Common Stock, no par value

(Title of Class of Securities)

254753106

(CUSIP Number)

December 31, 2006

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 254753106	13G	Page 2 of 31 Pages

1.	Name of Reporting Person: Servicios Profesionales y de Comercialización S.A.
I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 2,305,831,496

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 2,305,831,496

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,305,831,496

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9): 35.37%

12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 254753106	13G	Page 3 of 31 Pages

1.	Name of Reporting Person: Empresas Almac S.A.
I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 599,758,172

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 599,758,172

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 599,758,172

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9): 9.20%

12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 254753106	13G	Page 4 of 31 Pages

1.	Name of Reporting Person: Future Investments S.A.
I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 525,414,236

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 525,414,236

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 525,414,236

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9): 8.06%

12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 254753106	13G	Page 5 of 31 Pages

1.	Name of Reporting Person: Servicios e Inversiones Trucha S.A.
I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 480,195,104

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 480,195,104

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 480,195,104

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9): 7.36%

12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 254753106	13G	Page 6 of 31 Pages

1.	Name of Reporting Person: International Supermarket Holdings S.A.
I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 213,363,228

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 213,363,228

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 213,363,228

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9): 3.272%

12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 254753106	13G	Page 7 of 31 Pages

1.	Name of Reporting Person: Inversiones Triplevis Limitada
I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 11,404,604

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 11,404,604

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 11,404,604

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9): 0.17%

12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 254753106	13G	Page 8 of 31 Pages

1.	Name of Reporting Person: Inversiones Triplesis Limitada
I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,603,072

	6.	Shared Voting Power: 0

	7.	Sole Dispositive Power: 7,603,072

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,603,072

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9): 0.12%

12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 254753106	13G	Page 9 of 31 Pages

1.	Name of Reporting Person: Nicolás Ibáñez Scott
I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 527,424,712 (1)

	6.	Shared Voting Power: 3,137,960,572 (2)

	7.	Sole Dispositive Power: 527,424,712 (1)

	8.	Shared Dispositive Power: 3,137,960,572 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,665,385,284 (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9): 56.22%

12.	Type of Reporting Person (See Instructions): IN

(1) Represents shares beneficially owned or controlled directly or indirectly through a series of entities affiliated with Mr. Nicolás Ibáñez Scott as more fully set forth in Items 2 and 4 below.

(2)  Represents shares beneficially owned or controlled directly or indirectly through a series of entities affiliated with Messrs. Nicolás Ibáñez Scott and Felipe Ibáñez Scott as more fully set forth in Item 4 below.

CUSIP No. 254753106	13G	Page 10 of 31 Pages

1.	Name of Reporting Person: Felipe Ibáñez Scott
I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group	(a)	☒
		(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 480,195,104 (1)

	6.	Shared Voting Power: 3,137,960,572 (2)

	7.	Sole Dispositive Power: 480,195,104 (1)

	8.	Shared Dispositive Power: 3,137,960,572 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,618,155,676 (2)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)	☐

11.	Percent of Class Represented by Amount in Row (9): 55.49%

12.	Type of Reporting Person (See Instructions): IN

(1) Represents shares beneficially owned or controlled directly or indirectly through a series of entities affiliated with Mr. Felipe Ibáñez Scott as more fully set forth in Items 2 and 4 below.

(2)  Represents shares beneficially owned or controlled directly or indirectly through a series of entities affiliated with Messrs. Nicolas Ibáñez Scott and Felipe Ibáñez Scott as more fully set forth in Item 4 below.

CUSIP No. 254753106	13G	Page 11 of 31 Pages

Item 1(a).	Name of Issuer:

Distribución y Servicio D&S S.A.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Av. Presidente Eduardo Frei Montalva 8301
Quilicura
Santiago, Chile

Item 2(a).	Name of Person Filing:
The following persons are filing together as the “D&S Shareholder Group”:

(1) Servicios Profesionales y de Comercialización S.A.;

(2) Empresas Almac S.A.;

(3) Future Investments S.A.;

(4) Servicios e Inversiones Trucha S.A.;

(5) International Supermarket Holdings S.A.;

(6) Inversiones Triplevis Limitada;

(7) Inversiones Triplesis Limitada;

(8) Nicolás Ibáñez Scott; and

(9) Felipe Ibáñez Scott.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

c/o D&S Shareholder Group
Distribución y Servicio D&S S.A.
Av. Presidente Eduardo Frei Montalva 8301
Quilicura
Santiago, Chile

Item 2(c).	Citizenship:

Servicios Profesionales y de Comercialización S.A. – Republic of Chile
Empresas Almac S.A. – Republic of Chile
Future Investments S.A. – Republic of Chile
Servicios e Inversiones Trucha S.A. – Republic of Chile
International Supermarket Holdings S.A. – Republic of Chile
Inversiones Triplevis Limitada – Republic of Chile
Inversiones Triplesis Limitada – Republic of Chile
Nicolas Ibáñez Scott – Republic of Chile
Felipe Ibáñez Scott – Republic of Chile

CUSIP No. 254753106	13G	Page 12 of 31 Pages

Item 2(d).		Title of Class of Securities:

Common Stock, no par value

Item 2(e).		CUSIP Number:

254753106

Item 3.		If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

	(b)	☐	Bank as defined in section 3(a)(6) of the Exchange Act.

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

Item 4.		Ownership.

	(a)	Amount beneficially owned:

The D&S Shareholder Group and its members together beneficially own or control directly or indirectly 4,124,738,768 shares of the identified class of securities representing 63.26% of the 6,520,000,000 shares of common stock of Distribución y Servicio D&S S.A. The D&S Shareholder Group has the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by Servicios Profesionales y de Comercialización S.A., Empresas Almac S.A., Future Investments S.A., Servicios e Inversiones Trucha S.A., International Supermarket Holdings S.A., Inversiones Triplevis Limitada and Inversiones Triplesis Limitada, as well as shares of the identified class of securities that may be held directly by Messrs. Nicolas and Felipe Ibáñez Scott.

See Item 9 of each cover page.

CUSIP No. 254753106	13G	Page 13 of 31 Pages

	(b)	Percent of class:

See Item 11 of each cover page.

	(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5.		Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.		Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.		Identification and Classification of Members of the Group.

See Exhibit 1.

Item 9.		Notice of Dissolution of Group.

Not applicable.

Item 10.		Certifications.

Not applicable.

CUSIP No. 254753106	13G	Page 14 of 31 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SERVICIOS PROFESIONALES Y DE COMERCIALIZACIÓN S.A.

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 15 of 31 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EMPRESAS ALMAC S.A.

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 16 of 31 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FUTURE INVESTMENTS S.A.

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 17 of 31 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SERVICIOS E INVERSIONES TRUCHA S.A.

By:	/s/ Ricardo Mendoza Vivanco

Name:	Ricardo Mendoza Vivanco
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 18 of 31 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INTERNATIONAL SUPERMARKET HOLDINGS S.A.

By:	/s/ Ricardo Mendoza Vivanco

Name:	Ricardo Mendoza Vivanco
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 19 of 31 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INVERSIONES TRIPLEVIS LIMITADA

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 20 of 31 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INVERSIONES TRIPLESIS LIMITADA

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 21 of 31 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NICOLÁS IBÁÑEZ SCOTT

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Attorney-in-Fact

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 22 of 31 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FELIPE IBÁÑEZ SCOTT

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Attorney-in-Fact

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 23 of 31 Pages

Exhibit 1

          In accordance with Rule 13d-1(f) of Regulation 13D-G of the Securities and Exchange Act of 1934, as amended, the undersigned filing Persons agree to the joint filing on behalf of each of them of this Statement on Schedule 13G (including any and all amendments thereto) relating to the Common Stock, no par value, of Distribución y Servicio D&S S.A.

SERVICIOS PROFESIONALES Y DE COMERCIALIZACIÓN S.A.

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 24 of 31 Pages

EMPRESAS ALMAC S.A.

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 25 of 31 Pages

FUTURE INVESTMENTS S.A.

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 26 of 31 Pages

SERVICIOS E INVERSIONES TRUCHA S.A.

By:	/s/ Ricardo Mendoza Vivanco

Name:	Ricardo Mendoza Vivanco
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 27 of 31 Pages

INTERNATIONAL SUPERMARKET HOLDINGS S.A.

By:	/s/ Ricardo Mendoza Vivanco

Name:	Ricardo Mendoza Vivanco
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 28 of 31 Pages

INVERSIONES TRIPLEVIS LIMITADA

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 29 of 31 Pages

INVERSIONES TRIPLESIS LIMITADA

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Executive Officer

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 30 of 31 Pages

NICOLÁS IBÁÑEZ SCOTT

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Attorney-in-Fact

Dated:	February 8, 2007

CUSIP No. 254753106	13G	Page 31 of 31 Pages

FELIPE IBÁÑEZ SCOTT

By:	/s/ Rodrigo Cruz Matta

Name:	Rodrigo Cruz Matta
Title:	Attorney-in-Fact

Dated:	February 8, 2007